FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-12

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: Feb  6 2014 17:00:46

WFRBS COMMERCIAL MORTGAGE TRUST 2014-LC14 - PUBLIC NEW ISSUE X-A AND X-B (IO) **PRICING DETAILS**

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/F/MDY	$SIZE(MM)	~$PROCEEDS	SPREAD	PRICE	COUPON	YIELD
X-A	AAA(sf)/AAAsf/Aaa(sf)	*974.656	90.1MM	T+175	9.2480	1.4805	4.0440
X-B	AAA(sf)/BBB-sf/NR	*193.048
*NOTIONAL AMOUNT

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/F/MDY	$SIZE(MM)	WAL	C/E	COUPON	YIELD
A-1	AAA(sf)/AAAsf/Aaa(sf)	66.263	2.70	30.000%	1.1930	1.1790
A-2	AAA(sf)/AAAsf/Aaa(sf)	189.675	4.95	30.000%	2.8620	2.2085
A-4	AAA(sf)/AAAsf/Aaa(sf)	175.000	9.76	30.000%	3.7660	3.6548
A-5	AAA(sf)/AAAsf/Aaa(sf)	278.492	9.87	30.000%	4.0450	3.6920
A-SB	AAA(sf)/AAAsf/Aaa(sf)	89.487	7.41	30.000%	3.5220	3.0670
A-S	AAA(sf)/AAAsf/Aaa(sf)	95.739	9.90	22.375%	4.3510	3.9974
B	AA(low)(sf)/AA-sf/Aa3(sf)	81.614	9.92	15.875%	4.9070	4.5506
C	A(low)(sf)/A-sf/A3(sf)	47.085	9.99	12.125%	4.3440	5.0103
PEX	A(low)(sf)/A-sf/A1(sf)	224.438	9.93	2.125%
X-A	AAA(sf)/AAAsf/Aaa(sf)	974.656	N/A	N/A
X-B	AAA(sf)/BBB-sf/NR	193.048	N/A	N/A

NON OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/F/MDY	$SIZE(MM)	WAL	COUPON	YIELD
D	BBB(low)(sf)/BBB-sf/NR	64.349	9.99	4.5860	6.7103
The Class A-3FX regular interest has a coupon of 3.5670%.

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,255,596,034
NUMBER OF LOANS:	71
NUMBER OF PROPERTIES:	144
WA CUT-OFF LTV:	66.4%
WA BALLOON LTV:	57.4%
WA U/W DSCR:	1.65x
WA U/W NOI DEBT YIELD:	11.0%
WA MORTGAGE RATE:	5.021%
TOP TEN LOANS %:	48.6%
WA TERM TO MATURITY (MOS):	108
WA AMORTIZATION TERM (MOS):	346
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (42.9%), LCF (29.2%), RMF (16.2%),
RBS (11.6%)

TOP 5 PROPERTY TYPES:	RETAIL (23.1%), OTHER (15.7%), OFFICE (15.4%)
HOSPITALITY (13.7%), MULTIFAMILY (13.3%)

TOP 5 STATES:	GA(15.0%), FL(12.2%), PA(10.4%), TX(8.1%), NJ(6.5%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
SUBORDINATE CLASS REP:	RIALTO CMBS, LLC OR ANOTHER AFFILIATE OF RIALTO
CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
PRELIMINARY FWP:	JANUARY 28
PRESALE REPORTS:	MID-WEEK OF 1/27
ANTICIPATED PRICING:	2/6
ANTICIPATED SETTLEMENT:	FEBRUARY 20, 2014

GLOBAL INVESTOR CALL REPLAY INFORMATION:
DIAL IN:       (855) 859-2056 or (404) 537-3406
CONFERENCE ID: 46563713

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

-------------------------------------------------------------------------------
If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb3.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at  www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

The securities referred to in these materials, and the assets backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus supplement) and are offered on a “when, as and if issued” basis.   You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and the underwriter has confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriter , will not create binding contractual obligations for you or the underwriter, as applicable. As a result of the foregoing, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  The underwriter’s obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials.  If the underwriter, as applicable, determines that condition is not satisfied in any material respect, you will be notified, and neither the issuer nor any underwriter will have any obligation to you to deliver any portion of the securities which you have committed to purchase, and there will be no liability between you on the one hand and the issuer or any underwriter on the other as a consequence of the non-delivery. You have requested that the underwriter, as applicable, provide to you information in connection with your consideration of the purchase of certain securities described in these materials.  These materials are being provided to you for informative purposes only in response to your specific request.  The underwriter described in these materials may from time to time perform investment banking services for, or solicit investment banking business from, any company named in these materials.  underwriter and/or its employees may from time to time have a long or short position in any contract or security discussed in these materials.   The information contained herein supersedes any previous such information delivered to you and may be superseded by information delivered to you prior to the time of sale.  Notwithstanding anything herein to the contrary, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal, state and local income ‘‘tax treatment’’ and ‘‘tax structure’’ (in each case, within the meaning of Treasury Regulation Section 1.6011-4) and all materials of any kind (including opinions or other tax analyses) of the transaction contemplated hereby that are provided to you (or your representatives) relating to such tax treatment and tax structure, other than the name of the issuer or information that would permit identification of the issuer, and except that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information,

WFRBS 2014-LC14

Class X-A and X-B Compostion by Bond Components	2/5/2014

Class X-A Components **									Class X-A Components (Cumulative) **
	Class A-1	Class A-2	Class A-3 Reg Int	Class A-4	Class A-5	Class A-SB	Class A-S	Total X-A		Class A-1	Class A-2	Class A-3 Reg Int	Class A-4	Class A-5	Class A-SB	Class A-S	Total X-A
Total	7.12%	19.78%	7.70%	21.18%	27.31%	10.07%	6.85%	100.00%	Total	7.12%	19.78%	7.70%	21.18%	27.31%	10.07%	6.85%	100.00%
Year 1	2.55%	4.47%	1.28%	2.43%	3.04%	1.48%	0.73%	15.98%	Year 1	2.55%	4.47%	1.28%	2.43%	3.04%	1.48%	0.73%	15.98%
Year 2	2.04%	4.33%	1.24%	2.36%	2.96%	1.43%	0.71%	15.08%	Year 2	4.60%	8.80%	2.53%	4.79%	6.00%	2.91%	1.45%	31.07%
Year 3	1.48%	4.14%	1.18%	2.25%	2.80%	1.37%	0.67%	13.89%	Year 3	6.08%	12.94%	3.71%	7.04%	8.80%	4.28%	2.12%	44.96%
Year 4	0.85%	3.98%	1.14%	2.16%	2.69%	1.31%	0.65%	12.77%	Year 4	6.93%	16.91%	4.85%	9.20%	11.49%	5.59%	2.76%	57.73%
Year 5	0.19%	2.86%	1.12%	2.13%	2.68%	1.29%	0.65%	10.94%	Year 5	7.12%	19.78%	5.97%	11.33%	14.17%	6.88%	3.42%	68.66%
Year 6	0.00%	0.00%	1.16%	2.23%	2.87%	1.21%	0.73%	8.21%	Year 6	7.12%	19.78%	7.13%	13.57%	17.04%	8.09%	4.14%	76.87%
Year 7	0.00%	0.00%	0.56%	2.21%	2.86%	0.93%	0.73%	7.30%	Year 7	7.12%	19.78%	7.70%	15.78%	19.90%	9.02%	4.88%	84.18%
Year 8	0.00%	0.00%	0.00%	2.22%	2.89%	0.65%	0.75%	6.51%	Year 8	7.12%	19.78%	7.70%	18.00%	22.79%	9.67%	5.63%	90.69%
Year 9	0.00%	0.00%	0.00%	2.13%	2.78%	0.34%	0.73%	5.98%	Year 9	7.12%	19.78%	7.70%	20.13%	25.57%	10.01%	6.36%	96.66%
Year 10	0.00%	0.00%	0.00%	1.05%	1.73%	0.06%	0.49%	3.34%	Year 10	7.12%	19.78%	7.70%	21.18%	27.31%	10.07%	6.85%	100.00%

Class X-B Components **					Class X-B Components (Cumulative) **
	Class B	Class C	Class D	Total X-B		Class B	Class C	Class D	Total X-B
Total	21.57%	39.97%	38.46%	100.00%	Total	21.57%	39.97%	38.46%	100.00%
Year 1	1.62%	4.30%	3.90%	9.82%	Year 1	1.62%	4.30%	3.90%	9.82%
Year 2	1.67%	4.19%	3.84%	9.71%	Year 2	3.29%	8.50%	7.74%	19.52%
Year 3	1.46%	3.94%	3.56%	8.96%	Year 3	4.75%	12.43%	11.30%	28.48%
Year 4	1.37%	3.76%	3.40%	8.53%	Year 4	6.12%	16.20%	14.70%	37.01%
Year 5	1.63%	3.79%	3.50%	8.92%	Year 5	7.75%	19.98%	18.20%	45.93%
Year 6	2.55%	4.20%	4.14%	10.88%	Year 6	10.30%	24.18%	22.33%	56.82%
Year 7	2.79%	4.23%	4.24%	11.25%	Year 7	13.08%	28.41%	26.57%	68.07%
Year 8	3.14%	4.32%	4.43%	11.89%	Year 8	16.22%	32.73%	31.00%	79.96%
Year 9	3.01%	4.14%	4.25%	11.40%	Year 9	19.23%	36.88%	35.25%	91.35%
Year 10	2.34%	3.09%	3.21%	8.65%	Year 10	21.57%	39.97%	38.46%	100.00%

**Above excludes prepayment premiums applicable assuming a 100 CPY to Call Scenario

Total Interest

WFRBS 2014-LC14

Loan Contribution to Class X-A and X-B	2/5/2014

Class X-A and X-B Loan Components (Sorted by % of PV to X-A) **
Loan	Loan No.	Trust Balance	% of Total Deal	Net Loan Rate	Total Interest to X-A	Total Interest to X-B	PV of Interest to X-A	PV of Interest to X-B	Percent of PV to X-A	Percent of PV to X-B
AmericasMart	1	139,602,104	11.12%	5.4269%	15,445,065	1,861,841	13,228,760	1,518,174	14.46%	19.71%
PennCap Portfolio	2	90,000,000	7.17%	5.6990%	12,314,477	1,791,040	10,484,520	1,442,841	11.46%	18.73%
Williams Center Towers	6	45,500,000	3.62%	5.1347%	4,509,861	448,254	3,851,884	360,829	4.21%	4.68%
Calidus Student Housing Portfolio	9	38,814,000	3.09%	5.3247%	4,301,687	493,661	3,671,728	399,922	4.01%	5.19%
Canadian Pacific Plaza	8	39,750,000	3.17%	5.1547%	3,915,249	376,022	3,354,635	306,626	3.67%	3.98%
FRAPAG Portfolio	7	41,410,000	3.30%	4.9767%	3,493,305	274,171	2,994,880	221,211	3.27%	2.87%
Caruth Plaza	10	32,200,000	2.56%	4.9447%	2,804,423	209,665	2,397,050	168,476	2.62%	2.19%
West Side Mall	14	25,600,000	2.04%	5.2687%	2,763,729	303,749	2,358,662	245,927	2.58%	3.19%
Marriott Courtyard - Maui	11	28,555,000	2.27%	5.1057%	2,656,072	253,197	2,273,807	204,293	2.49%	2.65%
The Pointe at Wellington Green	15	25,000,000	1.99%	5.2547%	2,650,274	287,288	2,263,411	232,752	2.47%	3.02%
Lantana Cascade	12	27,500,000	2.19%	4.9247%	2,292,201	154,834	1,966,570	126,016	2.15%	1.64%
ArciTerra Portfolio	19	19,730,000	1.57%	5.3747%	2,193,561	267,966	1,873,406	216,180	2.05%	2.81%
Sterling Pointe Apartments	21	18,900,000	1.51%	5.3347%	2,149,436	249,635	1,831,872	201,904	2.00%	2.62%
465 Park Avenue Retail Condominium	16	20,000,000	1.59%	5.1427%	1,978,963	190,309	1,691,833	154,459	1.85%	2.01%
Madison at Woodview	23	17,300,000	1.38%	5.1847%	1,785,530	181,961	1,523,607	147,191	1.67%	1.91%
Fairborn Ohio Hotel Portfolio	28	14,715,000	1.17%	5.3767%	1,610,471	188,192	1,379,004	153,349	1.51%	1.99%
Oliver Multifamily Portfolio	26	14,754,233	1.18%	5.3287%	1,591,828	182,604	1,360,228	148,122	1.49%	1.92%
Baton Rouge MF Portfolio	32	12,975,940	1.03%	5.5547%	1,593,208	208,001	1,360,175	169,089	1.49%	2.20%
Coral Walk	20	19,478,569	1.55%	4.8307%	1,447,225	75,937	1,244,096	61,771	1.36%	0.80%
Sanctuary Beach Resort	29	14,700,000	1.17%	5.0247%	1,359,230	116,963	1,161,168	94,053	1.27%	1.22%
Hampton Inn Austin	35	11,488,970	0.92%	5.4007%	1,296,466	156,484	1,107,167	126,913	1.21%	1.65%
Hilton Garden Inn - Rockford	31	13,779,201	1.10%	5.0947%	1,231,507	111,238	1,057,054	90,532	1.16%	1.18%
Clinton MHC	30	14,200,000	1.13%	5.7007%	1,141,466	120,605	1,042,354	108,832	1.14%	1.41%
Greene Crossing Shopping Center	37	10,639,845	0.85%	5.4247%	1,217,943	149,293	1,039,928	121,078	1.14%	1.57%
HIE Houston West	41	8,600,000	0.68%	5.8547%	1,199,565	182,520	1,023,946	147,644	1.12%	1.92%
Crye Portfolio	36	11,375,318	0.91%	5.3997%	1,176,676	137,498	1,012,124	112,692	1.11%	1.46%
Camelot Village MHC	22	17,460,140	1.39%	4.6847%	1,127,850	25,876	972,006	21,049	1.06%	0.27%
Hickory Hills MHC	25	15,482,704	1.23%	4.7647%	1,085,572	43,822	933,669	35,591	1.02%	0.46%
Miami International Airport Industrial Portfolio	5	48,500,000	3.86%	4.1147%	1,010,694	(168,908)	928,482	(153,117)	1.01%	-1.99%
WP Carey Self Storage Portfolio III	34	12,400,000	0.99%	4.9147%	1,052,807	71,226	900,345	57,587	0.98%	0.75%
Hilton Garden Inn - Indianapolis Airport	17	10,750,000	0.86%	5.1147%	1,006,434	97,009	861,507	78,272	0.94%	1.02%
Nogales Plaza	40	8,663,259	0.69%	5.3507%	938,636	107,591	803,380	87,681	0.88%	1.14%
HIE Ashland	44	7,589,454	0.60%	5.5397%	899,375	116,784	769,176	94,982	0.84%	1.23%
Georgia Multifamily Portfolio	24	17,000,000	1.35%	4.8847%	831,591	36,347	762,694	32,985	0.83%	0.43%
Museo Apartments	13	25,750,000	2.05%	4.4047%	810,755	(35,481)	744,782	(32,235)	0.81%	-0.42%
Hampton Inn - Ameriplex	18	9,125,000	0.73%	5.1147%	854,298	82,345	731,279	66,440	0.80%	0.86%
The Outlet Collection ` Jersey Gardens	3	80,000,000	6.37%	3.8059%	772,839	(697,103)	717,365	(605,732)	0.78%	-7.86%
Bingham Office III	49	6,872,965	0.55%	5.4677%	793,590	97,568	679,461	79,672	0.74%	1.03%
College Square	39	10,025,600	0.80%	4.8147%	775,995	40,666	664,968	32,696	0.73%	0.42%
Security Public Storage - Daly City	38	10,488,364	0.84%	4.7947%	745,997	33,544	643,012	27,441	0.70%	0.36%
Westridge Apartments	33	12,953,996	1.03%	5.1327%	687,119	47,154	631,171	42,858	0.69%	0.56%
Residence Inn - Mystic CT	27	14,750,000	1.17%	4.8117%	677,290	23,631	620,656	21,407	0.68%	0.28%
Bayside Village Center	45	7,500,000	0.60%	5.1187%	704,183	68,205	602,756	55,031	0.66%	0.71%
South Park Office Center	51	6,375,000	0.51%	5.1847%	644,944	65,417	551,149	53,005	0.60%	0.69%
Comfort Suites Houston	59	4,700,000	0.37%	5.8057%	640,278	95,796	546,675	77,495	0.60%	1.01%
Security Public Storage - San Francisco	42	8,490,689	0.68%	4.8447%	631,711	34,036	544,095	27,833	0.59%	0.36%
King City Square	50	6,496,780	0.52%	5.1757%	632,008	62,669	541,112	50,964	0.59%	0.66%
h.h. gregg - Boca Raton	48	7,070,000	0.56%	4.8947%	574,240	36,715	492,334	29,764	0.54%	0.39%
CVS Marietta	56	5,100,000	0.41%	5.3907%	572,541	70,703	488,919	57,038	0.53%	0.74%
Best Western Plus - Miramar	46	7,192,199	0.57%	4.8917%	565,254	35,732	485,202	29,005	0.53%	0.38%
River Oaks - Acquisition	55	5,207,394	0.41%	5.3147%	557,333	63,266	476,270	51,317	0.52%	0.67%
Eliot Rent-A-Center	61	4,416,843	0.35%	5.5707%	547,084	71,998	467,019	58,528	0.51%	0.76%
Westgate Commons	54	5,239,641	0.42%	5.2947%	541,871	58,939	465,009	48,216	0.51%	0.63%
Hampton Inn - Northwest	52	5,800,000	0.46%	5.1147%	543,006	52,340	464,813	42,231	0.51%	0.55%
Holiday Inn Express - Sorrento Valley	47	7,092,126	0.56%	4.7917%	510,031	23,291	438,463	18,914	0.48%	0.25%
Aramore Retail	60	4,595,560	0.37%	5.3747%	510,496	60,548	436,041	49,108	0.48%	0.64%
Horn Lake Self Storage	62	4,162,500	0.33%	5.4147%	487,218	59,531	415,589	48,222	0.45%	0.63%
Triple Crown Plaza	64	3,521,851	0.28%	5.6147%	448,956	60,978	382,839	49,439	0.42%	0.64%
Alamo Building	63	3,792,826	0.30%	5.4747%	445,201	55,666	380,278	45,256	0.42%	0.59%
Great Lakes Plaza	57	4,950,000	0.39%	4.9947%	441,548	36,026	377,747	29,003	0.41%	0.38%
Hamilton Crossings	58	4,894,842	0.39%	5.0147%	425,018	34,493	364,255	27,991	0.40%	0.36%
La Quinta - Old Town	53	5,493,957	0.44%	4.8317%	409,761	21,740	352,040	17,651	0.38%	0.23%
Staybridge Suites - Omaha	43	8,100,000	0.65%	4.8147%	372,814	13,155	341,638	11,917	0.37%	0.15%
Cervenka Retail Portfolio	66	2,850,000	0.23%	5.7047%	386,563	56,257	329,291	45,349	0.36%	0.59%
Arlington Arms	65	3,047,120	0.24%	5.4647%	351,450	43,140	300,898	35,225	0.33%	0.46%
Kohl's - Vallejo	67	2,497,675	0.20%	5.5047%	299,684	39,641	255,712	31,978	0.28%	0.42%
Airship Self Storage	70	2,117,949	0.17%	5.3647%	233,838	27,542	199,749	22,338	0.22%	0.29%
River Run Plaza	69	2,200,000	0.18%	4.9247%	172,613	12,073	148,432	9,771	0.16%	0.13%
Security Public Storage - Hayward	68	2,297,332	0.18%	4.5947%	133,409	(71)	115,426	(49)	0.13%	0.00%
Heritage Square	71	1,014,091	0.08%	5.6747%	133,308	18,589	113,644	15,072	0.12%	0.20%
Westin Times Square - Leased Fee	4	55,000,000	4.38%	3.2617%	(551,737)	(556,109)	(499,320)	(503,328)	-0.55%	-6.53%

Totals/WA		1,255,596,034	100.00%		106,554,883	9,617,302	91,495,900	7,702,733	100.00%	100.00%
**Above  excludes  prepayment premiums  applicable assuming  a 100 CPY to Call Scenario